Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2014, relating to (1) the 2013 financial statements and financial statement schedule and the retrospective adjustments to note 18 to the 2012 and 2011 financial statements of Las Vegas Sands Corp. and subsidiaries (the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph regarding our audit of the retrospective adjustments referred to above, and (2) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

November 3, 2014